Exhibit 99.1

Press Release

CONTACT:

Michael Massi

Investor Relations

Tel: (813) 313-1786

investorrelations@cott.com

COTT ANNOUNCES RETIREMENT OF NEAL CRAVENS AND APPOINTMENT OF JAY WELLS AS

CHIEF FINANCIAL OFFICER

TORONTO, ON and TAMPA, FL – January 17, 2012 — Cott Corporation (NYSE:COT; TSX:BCB) today announced the retirement of Neal Cravens and appointment of Jay Wells as its Chief Financial Officer, effective March 20, 2012. Mr Cravens will remain with Cott until the end of 2012 to ensure an efficient transition.

“We are very thankful for the many contributions Neal made during a period of transformational change at Cott,” said Mr. Fowden. “Neal was instrumental in completing the Cliffstar acquisition, as well as assisting with the refinancing of Cott’s debt. I wish Neal all the best during his retirement,” continued Mr. Fowden.

Mr. Wells, 49, joins Cott from Molson Coors where he held various senior finance positions over the last seven years, including Chief Financial Officer of Molson Coors Canada, a subsidiary of Molson Coors Brewing Company, and Global Vice President, Treasury, Tax, and Strategic Finance of Molson Coors Brewing Company. A former partner with Deloitte, Mr. Wells is a certified public accountant with extensive expertise in financial planning and analysis, capital markets, domestic and international tax planning, foreign currency management and strategic transactions. Mr. Wells holds a law degree from Villanova University School of Law and is a graduate of Albright College, with a Bachelor of Science degree in Accounting.

“We are pleased to welcome Jay who brings with him a thorough knowledge of finance, tax and strategic planning that is critical to a growing, global beverage company like Cott,” said Jerry Fowden, Cott’s Chief Executive Officer. “With his strong financial acumen, strategic sense and extensive business experience, Jay is the perfect fit for our operations- and customer-focused culture and should help us achieve both our short- and long-term goals,” continued Mr. Fowden.

About Cott Corporation

Cott is the world’s largest retailer brand beverage company. With approximately 4,000 employees, Cott operates soft drink, juice, water and other beverage bottling facilities in the United States, Canada, the U.K. and Mexico.

Cott markets non-alcoholic beverage concentrates in over 50 countries around the world.

Website: www.cott.com